Exhibit 10.58

2000 STOCK OPTION PLAN

NOTICE OF STOCK OPTION ACCELERATION

You previously have been granted an option to purchase Common Stock of @Road, Inc., (the “Company”) under the @Road, Inc. 2000 Stock Option Plan.  On October 24, 2005, the Company Board of Directors approved the vesting of all stock options granted to employees and officers under the @Road 2000 Stock Option Plan with an exercise price equal to or greater than $6.40 per share, effective October 27, 2005.

No other term or condition of your stock option, including the per share exercise price, total number of shares granted, expiration date, termination period or transferability, has changed.  The stock option remains granted under and governed by the terms and conditions of the @Road, Inc. 2000 Stock Option Plan and the Stock Option Agreement, both of which are incorporated by reference herein.

                You may review your options online under the “Employee Stock Plans” tab at www.etrade.com.  The exercise of your option(s) must be in compliance with the Company Insider Trading Policy.

If you have questions about this Notice, please contact Laura Fahnlander at lfahnlander@road-inc.com or (510) 870-1245.

@ROAD, INC.

/s/ Board of Directors

Board of Directors of @Road, Inc.